Exhibit 99.1

PC Connection, Inc. Reports First Quarter Results

  Net sales: $498.8 million, up 8% year over year
  Gross profit: 13.4% of net sales, up 62 basis points y/y
  Diluted earnings per share: $0.21, up 24% y/y
  Pro forma diluted EPS (before special charges): $0.23, up 35% y/y
  Cash balance increased to $49.8 million, from $4.6 million at 12/31/2011

MERRIMACK, N.H.--(BUSINESS WIRE)--May 3, 2012--PC Connection, Inc. (NASDAQ: PCCC), a provider of a full range of information technology (IT) solutions to business, government, and education markets, today announced results for the quarter ended March 31, 2012. Net sales for the first quarter of 2012 were $498.8 million, an 8.0% increase compared to $461.9 million for the first quarter of 2011. Net income for the quarter ended March 31, 2012 was $5.5 million, or $0.21 per share, compared to net income of $4.5 million, or $0.17 per share, for the corresponding prior year quarter.

Included in the results for the quarter ended March 31, 2012 were pre-tax charges of $1.1 million related to awards granted upon the retirement of a former executive officer, as well as workforce reductions. Excluding these special charges, pro forma net income for the quarter ended March 31, 2012 would have been $6.2 million, or $0.23 per share, representing 35% growth over prior year. We did not record any special charges for the first quarter of 2011. Earnings before interest, taxes, depreciation and amortization, stock-based compensation expense, and special charges (“Adjusted EBITDA”) totaled $57.4 million for the twelve months ended March 31, 2012, as compared to $48.9 million for the twelve months ended March 31, 2011.

During the first quarter of 2012, we combined our consumer and small office/home office (“SOHO”) sales company with our small- and medium-sized business (SMB) segment. In order to facilitate comparison with current period results, 2011 revenues and gross margins for the SMB segment have been restated on a pro forma basis to include consumer and SOHO sales.

Quarterly Sales by Segment:

  Net sales for the SMB segment increased only nominally in the quarter to $225.3 million, compared to net sales in the first quarter of 2011. The increase in net sales to our SMB customers was partially offset by lower consumer and SOHO sales in 2012. Excluding sales to these customers, SMB sales would have increased by 4.0% year over year. Software and net/com sales increased year over year with double-digit growth due to our investment in solution sales capabilities.
  Net sales for the Large Account segment increased by 23.5% to $181.3 million compared to net sales in the first quarter of 2011. This segment includes the operating results for ValCom Technology, a provider of infrastructure management and onsite managed services to medium-to-large corporations, which we acquired late in the first quarter of 2011. Excluding ValCom Technology’s sales for the quarter, Large Account sales would have increased year over year by 17.1% as demand continued to be strong for enterprise solutions.
  Net sales to government and education customers (Public Sector segment) increased year over year by 2.0% to $92.2 million. Sales to state and local government and educational institutions were relatively unchanged compared to last year, while sales to the federal government increased by 5.5% year over year.

Quarterly Sales by Product Mix:

  Notebook sales, the Company’s largest product category, increased by 2% year over year and accounted for 17% of net sales in the first quarter of 2012 compared to 18% of net sales in the first quarter of 2011. Notebook unit sales increased by 7% year over year and offset a decline in average selling prices.
  Desktop/server sales increased by 16% year over year, accounting for 17% of net sales in the first quarter of 2012 compared to 15% of net sales in the first quarter of 2011. Desktop/server sales increased due to strong demand from our large account and public sector customers.
  Software sales increased by 15% year over year, accounting for 14% of net sales in the first quarter of 2012 and 2011. All three segments contributed to the overall sales growth with double-digit increases compared to the prior year quarter.
  Net/com products continued to grow with an increase of 12% year over year, accounting for 10% of net sales in the first quarter of 2012 compared to 9% of net sales in the first quarter of 2011. All three segments achieved double-digit sales growth in this product category.

Overall gross profit dollars increased by $7.8 million, or 13%, to $66.6 million in the first quarter of 2012 compared to the prior year quarter. Consolidated gross margin, as a percentage of net sales, increased to 13.4% in the first quarter of 2012 compared to 12.7% in the prior year quarter with each segment contributing to the margin improvement. Consolidated gross margin has improved year over year for seven straight quarters due to strategies designed to increase sales of higher margin products and services. We expect the gross margin rate will be below Q1 levels for each of the next three quarters due to an increased mix of public sector sales.

Total selling, general and administrative expenses increased year over year by $5.2 million to $56.5 million and increased as a percentage of net sales to 11.3% for the first quarter of 2012, from 11.1% for the first quarter of 2011. The dollar and percentage increases were attributable to the acquisition of ValCom Technology and investments in significant internal systems projects targeted to improve operational efficiencies. In addition, variable compensation increased due to the improvement in gross profits. We expect that total SG&A will be at least $57.0 million for each of the next three quarters.

The Company generated significant positive cash flow in the quarter ended March 31, 2012. Total cash was $49.8 million compared to $4.6 million at December 31, 2011. In addition, there were no amounts outstanding on the Company’s line of credit at March 31, 2012, compared to $5.3 million outstanding at December 31, 2011. Days sales outstanding were 43 days at March 31, 2012, and inventory was reduced to $62.5 million from $77.4 million at December 31, 2011.

“I am pleased with our results this quarter. Our team continues to execute well. We generated solid sales growth and increased our pro forma earnings per share by 35%. In addition, we strengthened our balance sheet and generated significant positive cash flow,” said Timothy McGrath, President and Chief Executive Officer. “We believe the strategies we have put in place will position us well to gain market share and enhance long-term shareholder value.”

Non-GAAP Financial Information

Adjusted EBITDA, pro forma net income, and pro forma earnings per share are non-GAAP financial measures. This information is included to provide information with respect to the Company’s operating performance and earnings. Reconciliations of Adjusted EBITDA, pro forma net income, and pro forma earnings per share to GAAP net income are provided in tables immediately following the Condensed Consolidated Statements of Income.

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, has four sales companies: PC Connection Sales Corporation, MoreDirect, Inc., GovConnection, Inc., and Professional Computer Center, Inc. d/b/a ValCom Technology, headquartered in Merrimack, NH, Boca Raton, FL, Rockville, MD, and Itasca, IL, respectively. All four companies can deliver custom-configured computer systems overnight from our ISO 9001:2008 certified technical configuration lab at our distribution center in Wilmington, OH. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (800-800-5555), the original business of PC Connection, Inc. serving primarily the small- and medium-sized business sector, is a rapid-response provider of IT products and services. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers and telesales specialists, catalogs, publications, and its website at www.pcconnection.com. This company also serves the consumer and small office users under its PC Connection Express brand (888-800-0323) at www.pcconnectionexpress.com and is, under its MacConnection brand (800-800-2222), one of Apple’s largest authorized online resellers at www.macconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, a cloud-based eProcurement system. Backed by over 500 technical certifications, MoreDirect’s team of engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

GovConnection, Inc. (800-800-0019) is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, and publications, and online at www.govconnection.com.

Professional Computer Center, Inc. d/b/a ValCom Technology (630-285-0500), www.valcomtechnology.com, provides technology services to medium-to-large corporate organizations utilizing its proprietary cloud-based IT service management software, WebSPOC™. Through its experienced technical service personnel, ValCom Technology provides network, server, storage, mission-critical onsite support, installation, and hosting of lifecycle services.

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to manage personnel levels in response to fluctuations in revenue, and other risks that could cause actual results to differ materially from those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2011. More specifically, the statements in this release concerning the Company’s outlook for gross margin and selling, general, and administrative expenses in 2012 and other statements of a non-historical basis (including statements regarding the Company’s ability to grow revenues, improve gross margins, increase market share, and increase earnings per share) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs, the ability of the Company to integrate the operations of ValCom Technology, the ability of the Company to gain or maintain market share, and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company disclaims any obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended March 31,	2012		2011
(Dollars and shares in thousands, except operating data, P/E ratio, and per share data)		% of		% of	%
		Net Sales		Net Sales	Change

Operating Data:
Net sales	$498,763		$461,926		8%
Diluted earnings per share	$0.21		$0.17		24%
Pro forma diluted earnings per share	$0.23		$0.17		35%

Gross margin	13.4%		12.7%
Operating margin	1.8%		1.6%
Return on equity (1)	8.0%		6.9%

Orders entered (2)	339,000		346,000		(2%)
Average order size (2)	$1,765		$1,606		10%

Inventory turns (1)	25		24
Days sales outstanding	43		41

Product Mix:
Notebook	$84,699	17%	$83,283	18%	2%
Desktop/Server	82,443	17	70,998	15	16%
Software	72,286	14	62,846	14	15%
Video, Imaging & Sound	48,203	10	48,669	10	(1%)
Net/Com Product	48,351	10	43,285	9	12%
Storage Device	36,033	7	39,329	9	(8%)
Printer & Printer Supplies	37,171	7	36,224	8	3%
Memory & System Enhancement	17,073	3	18,679	4	(9%)
Accessory/Other	72,504	15	58,613	13	24%
Total Net Sales	$498,763	100%	$461,926	100%	8%

Net Sales of Enterprise Server and Networking Products (included in the above Product Mix):

	$186,634	37%	$161,733	35%	15%

Stock Performance Indicators:
Actual shares outstanding	26,276		26,673
Total book value per share	$10.59		$9.84
Tangible book value per share	$8.45		$7.72
Closing price	$8.22		$8.86
Market capitalization	$215,989		$236,323
Trailing price/earnings ratio	7.3		9.5
LTM Adjusted EBITDA (3)	$57,402		$48,877
Market capitalization/LTM EBITDA	3.8		4.8

(1) Annualized
(2) Does not reflect cancellations or returns
(3) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and special charges.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended March 31,	2012		2011
	Net	Gross	Net	Gross
(Dollars in thousands)	Sales	Margin	Sales	Margin

SMB	$225,295	15.2%	$224,734	14.1%
Large Account	181,316	11.8	146,847	11.4
Public Sector	92,152	11.9	90,345	11.5
Total	$498,763	13.4%	$461,926	12.7%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended March 31,	2012		2011
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$498,763	100.0%	$461,926	100.0%
Cost of sales	432,152	86.6	403,107	87.3
Gross profit	66,611	13.4	58,819	12.7

Selling, general and administrative expenses	56,450	11.3	51,290	11.1
Special charges	1,135	0.3	-	-
Income from operations	9,026	1.8	7,529	1.6

Interest expense	-	-	(41)	-
Other, net	46	-	65	-
Income tax provision	(3,597)	(0.7)	(3,059)	0.6
Net income	$5,475	1.1%	$4,494	1.0%

Earnings per common share:
Basic	$0.21		$0.17
Diluted	$0.21		$0.17

Weighted average common shares outstanding:
Basic	26,439		26,901
Diluted	26,586		26,986

A RECONCILIATION BETWEEN GAAP AND PRO FORMA NET INCOME
Three Months Ended March 31,
Provided for comparison of our operating results without special charges. (amounts in thousands)			2012	2011

GAAP net income			$5,475	$4,494
Special charges (after tax)			681	-
Pro forma net income			$6,156	$4,494

Pro forma diluted earnings per common share			$0.23	$0.17

CONDENSED CONSOLIDATED BALANCE SHEETS			March 31,	December 31,
(amounts in thousands)			2012	2011

ASSETS
Current Assets:
Cash and cash equivalents			$49,752	$4,615
Accounts receivable, net			242,403	295,188
Inventories			62,528	77,437
Prepaid expenses and other current assets			5,250	4,713
Deferred income taxes			3,398	4,436
Income taxes receivable			3,229	1,927
Total current assets			366,560	388,316
Property and equipment, net			24,088	22,570
Goodwill			51,276	51,276
Other intangibles, net			4,971	5,205
Other assets			720	652
Total Assets			$447,615	$468,019

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of capital lease obligation to affiliate			$998	$971
Borrowings under bank line of credit			-	5,267
Accounts payable			111,949	130,900
Accrued expenses and other liabilities			30,513	30,902
Accrued payroll			12,213	12,964
Total current liabilities			155,673	181,004
Deferred income taxes			9,882	9,026
Other liabilities			2,975	3,471
Capital lease obligation to affiliate, less current maturities			729	989
Total Liabilities			169,259	194,490
Stockholders’ Equity:
Common stock			276	276
Additional paid-in capital			100,284	99,957
Retained earnings			187,749	182,274
Treasury stock at cost			(9,953)	(8,978)
Total Stockholders’ Equity			278,356	273,529
Total Liabilities and Stockholders’ Equity			$447,615	$468,019

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA is detailed below. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA means EBITDA adjusted for certain items which are described in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

(amounts in thousands)	Three Months Ended March 31,			LTM Ended March 31, (1)
	2012	2011	% Change	2012	2011	% Change
Net income	$5,475	$4,494		$29,768	$25,021
Depreciation and amortization	1,558	1,344		6,165	5,202
Income tax expense	3,597	3,059		19,182	16,769
Interest expense, net	-	41		328	432
EBITDA	10,630	8,938		55,443	47,424
Stock-based compensation	1,047	205		1,666	1,453
Other special charges	293	-		293	-
Adjusted EBITDA	$11,970	$9,143	31%	$57,402	$48,877	17%

(1) LTM: Last twelve months

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended March 31, (amounts in thousands)	2012	2011

Cash Flows from Operating Activities:
Net income	$5,475	$4,494
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,558	1,344
Provision for doubtful accounts	99	414
Deferred income taxes	1,894	571
Stock-based compensation expense	1,047	205
Loss on disposal of fixed assets	71	3
Income tax benefit from stock-based compensation	6	-
Fair value adjustment to contingent consideration	10	-

Changes in assets and liabilities:
Accounts receivable	52,686	23,072
Inventories	14,909	6,889
Prepaid expenses and other current assets	(1,839)	(712)
Other non-current assets	(68)	(104)
Accounts payable	(19,041)	(5,205)
Accrued expenses and other liabilities	(1,646)	(1,842)
Net cash provided by operating activities	55,161	29,129

Cash Flows from Investing Activities:
Purchases of property and equipment	(2,823)	(2,120)
Acquisition of ValCom Technology, net of cash acquired	-	(3,745)
Net cash used for investing activities	(2,823)	(5,865)

Cash Flows from Financing Activities:
Repayment of short-term borrowings	(12,471)	-
Proceeds from short-term borrowings	7,204	-
Purchase of treasury shares	(1,715)	-
Repayment of capital lease obligation to affiliate	(233)	(209)
Exercise of stock options	14	131
Net cash used for financing activities	(7,201)	(78)
Increase in cash and cash equivalents	45,137	23,186
Cash and cash equivalents, beginning of period	4,615	35,374
Cash and cash equivalents, end of period	$49,752	$58,560

Non-cash Investing and Financing Activities:
Issuance of nonvested stock from treasury	$740	$-
Accrued capital expenditures	520	1,707
Contingent consideration recorded in accrued expenses and other liabilities	-	2,880

CONTACT:
PC Connection, Inc.
Joseph Driscoll, 603-683-2322
Senior Vice President, CFO and Treasurer